Exhibit 99.1

eLoyalty Names David Mullen to its Board of Directors

LAKE FOREST, IL, March 4, 2009 – eLoyalty Corporation (Nasdaq: ELOY), a leading Integrated Contact Solutions and Behavioral Analytics™ services and solutions company, announced that it has increased the size of its Board of Directors to seven and appointed David B. Mullen to fill the resulting vacancy.

Mr. Mullen is the Executive Vice President and Chief Financial Officer of Navteq Corporation, a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. Navteq creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has more than 3,800 employees located in 194 offices in 36 countries. In July 2008, Navteq was acquired by Nokia Corporation.

Mr. Mullen holds an M.B.A. from the Wharton School at the University of Pennsylvania and a bachelor’s degree from Princeton University.

About eLoyalty

eLoyalty helps its customers achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000, eLoyalty’s offerings include the Behavioral Analytics™ Service, Integrated Contact Solutions and Consulting Services, each of which enables focused business transformation.